WORKSTREAM ANNOUNCES PRE-RELEASE OF EARNINGS

Maitland, Florida- June 16, 2008 - Workstream Inc.™ (Nasdaq: WSTM), a leading provider of on-demand compensation, performance and talent management solutions, today announced that:
•	it expects to report fourth quarter 2008 revenues between $6.9 million and $7.0 million compared to $6.2 million in third quarter 2008, an 11% to 13% increase;
•
it expects to report positive EBITDA before merger costs between $400 thousand and $500 thousand for the fourth quarter 2008 as compared to ($4.3) million for the third quarter 2008, a 109% to 112% increase;

•	cash and cash equivalents were $3.4 million as of May 31, 2008; and
•	it expects to report bookings of $2.3 million in additional software business during the fourth quarter 2008.

The above amounts are subject to the completion of the Company’s annual audit.

"Our management team and employees were tasked this quarter with aligning our company’s costs and revenues while still growing bookings", Workstream CEO Steve Purello said. "As a result, we expect to announce positive EBITDA before merger costs, and expect to announce adding $2.3 million to our bookings this quarter. This continues to lay the foundation for a strong recurring revenue base," Purello said. "Our strategy is to win customers with our great products and sales team and to grow with them through strong customer service."

Workstream is scheduled to report its earnings for the fourth quarter of fiscal 2008 and for the fiscal year ended May 31, 2008 on July 24, 2008 after the close of the stock market. Management will host a conference call at 5:00 p.m. ET on Thursday, July 24, 2008. Conference call telephone access information will be provided on Workstream’s investor web page located at www.workstreaminc.com/investors.

EBITDA is commonly defined as earnings before interest, taxes, depreciation and amortization. We believe that EBITDA provides useful information to investors as it excludes transactions not related to the core cash operating business activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. All companies do not calculate EBITDA in the same manner, and EBITDA as presented by Workstream may not be comparable to EBITDA presented by other companies. Workstream defines EBITDA as earnings or loss before interest, taxes, depreciation amortization, non-cash equity compensation, merger related costs and non-recurring goodwill impairment, if applicable.

About Workstream Inc.

Workstream provides on-demand compensation, performance and talent management solutions and services that help companies manage the entire employee lifecycle - from recruitment to retirement. Workstream’s TalentCenter provides a unified view of all Workstream products and services including Recruitment, Performance, Compensation, Development and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. With offices across North America, Workstream services customers including Chevron, Kaiser Permanente and Wells Fargo. For more information visit www.workstreaminc.com or contact Jay Markell, Chief Financial Officer at: 407-475-5500.

Cautionary Note Regarding Forward Looking Statements

Workstream has made in this release, and from time to time may otherwise make, “forward-looking statements” (as that term is defined under federal securities laws) concerning future events and expectations, and future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of the occurrence of future events and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual events or results could differ materially from those currently anticipated due to a number of factors, both known and unknown. Workstream assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

WORKSTREAM INC.
RECONCILIATION OF EARNINGS BEFORE INTEREST, DEPRECIATION,
AMORTIZATION AND NON-CASH COMPENSATION (EBITDA)
UNAUDITED

	Low	High
	Three Months ended	Three Months ended

	5/31/2008	5/31/2008

Net loss, per GAAP[1,2]	($1,426,000)	($1,326,000)
Income tax expense	24,000	24,000
Interest and other income	4,000	4,000
Warrant liability interest expense[1]	0	0
Merger related costs	1,163,000	1,163,000
Interest and other expense	24,000	24,000
Amortization and depreciation	500,000	500,000
Non-cash compensation	111,000	111,000
EBITDA	$400,000	$500,000

Basic weighted average number of common shares outstanding	52,442,818	52,442,818

Diluted weighted average number of common shares outstanding	55,240,963	55,240,963

Basic and diluted loss per share, per GAAP	($0.03)	($0.03)

Basic EBITDA earnings per share	$0.01	$0.01

Diluted EBITDA earnings per share	$0.01	$0.01

1 - Subject to change due to the final valuation of warrant liability, which will not have a net effect on EBITDA.

2 - Subject to change due to the final valuation of goodwill, which will not have a net effect on EBITDA.

Investor Relations:
Workstream Inc.
Jay Markell, 407-475-5500
jay.markell@workstreaminc.com